Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Equity Incentive Plan (2007 Amendment and Restatement) of Hercules Technology Growth Capital, Inc. of our reports dated February 28, 2007, with respect to the consolidated financial statements, including the consolidated scheduled of investments of Hercules Technology Growth Capital, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Hercules Technology Growth Capital, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hercules Technology Growth Capital, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

June 19, 2007